                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                 PROXICOM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   744282 10 4
            --------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No.         744282 10 4                                                         Page       2    of    7     Pages
          ---------------------------                                                       -----------    --------
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--------- -------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brenda Wagner

--------- -------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                               (a) [X]
                                                                                                                         (b) |_|

--------- -------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


--------- -------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


          Ms. Wagner is a citizen of the United States of America.
-----------------------------------------------------------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0 shares
                             ------ -----------------------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   1,152,837 shares
                             ------ -----------------------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0 shares
           WITH             ------ ------------------------------------------------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,152,837 shares
--------- -------------------------------------------------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,152,837 shares
--------- -------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                              |_|

--------- -------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.0%
--------- -------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

----------------------------------------------                                       ----------------------------------------------

CUSIP No.         744282 10 4                                                         Page       3    of    7     Pages
          ---------------------------                                                       -----------    --------
----------------------------------------------                                       ----------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jeremy Wagner

--------- -------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                               (a) [X]
                                                                                                                         (b) |_|

--------- -------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


--------- -------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


          Mr. Wagner is a citizen of the United States of America.
-----------------------------------------------------------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0 shares
                             ------ -----------------------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   1,152,837 shares
                             ------ -----------------------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0 shares
           WITH             ------ ------------------------------------------------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,152,837 shares
--------- -------------------------------------------------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,152,837 shares
--------- -------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                              |_|

--------- -------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.0%
--------- -------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

----------------------------------------------                                       ----------------------------------------------

CUSIP No.         744282 10 4                                                         Page       4    of    7     Pages
          ---------------------------                                                       -----------    --------
----------------------------------------------                                       ----------------------------------------------

--------- -------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Brenda and Jeremy Wagner Revocable Trust, dated March 26, 1999

--------- -------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                               (a) [X]
                                                                                                                         (b) |_|

--------- -------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


--------- -------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


          The Trust is organized under the laws of the state of California.
-----------------------------------------------------------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0 shares
                             ------ -----------------------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   1,152,837 shares
                             ------ -----------------------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0 shares
           WITH             ------ ------------------------------------------------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,152,837 shares
--------- -------------------------------------------------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,152,837 shares
--------- -------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                              |_|

--------- -------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.0%
--------- -------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
--------- -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G



----------------------------------             --------------------------------

CUSIP No.    744282 10 4                        Page    5    of    7     Pages
         ----------------------                      --------    --------
----------------------------------             --------------------------------



ITEM 1(a).        NAME OF ISSUER:

                  Proxicom, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  11600 Sunrise Valley Drive
                  Reston, Virginia 20191

ITEM 2(a).        NAME OF PERSON FILING:

                  Brenda Wagner
                  Jeremy Wagner
                  The Jeremy and Brenda Wagner Revocable Trust, dated March 26, 1999

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  11600 Sunrise Valley Drive
                  Reston, Virginia 20191

ITEM 2(c).        CITIZENSHIP:

                  Mr. and Mrs. Wagner are citizens of the United States of America. The Trust is organized under the laws of the state of California.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value per share

ITEM 2(e).        CUSIP NUMBER:

                  744282 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

                                  SCHEDULE 13G


----------------------------------             --------------------------------

CUSIP No.    744282 10 4                        Page    6    of    7     Pages
         ----------------------                      --------    --------
----------------------------------             --------------------------------



ITEM 4.  OWNERSHIP:

          BRENDA WAGNER

          (a)      Amount beneficially owned: 1,152,837 shares

          (b)      Percent of Class: 2.0%

          (c)      Number of shares as to which such person has:

                   (i)      Sole power to vote or to direct the vote: 0 shares
                   (ii)     Shared power to vote or to direct the vote:
                            1,152,837 shares
                   (iii) Sole power to dispose or to direct the disposition of: 0 shares
                   (iv) Shared power to dispose or to direct the disposition of: 1,152,837 shares

          JEREMY WAGNER

          (a)      Amount beneficially owned: 1,152,837 shares

          (b)      Percent of Class: 2.0%

          (c)      Number of shares as to which such person has:

                   (i)      Sole power to vote or to direct the vote: 0 shares
                   (ii)     Shared power to vote or to direct the vote:
                            1,152,837 shares
                   (iii) Sole power to dispose or to direct the disposition of: 0 shares
                   (iv) Shared power to dispose or to direct the disposition of: 1,152,837 shares


          THE JEREMY AND BRENDA WAGNER REVOCABLE TRUST, DATED MARCH 26, 1999

          (a)      Amount beneficially owned: 1,152,837 shares

          (b)      Percent of Class:  2.0%

          (c)      Number of shares as to which such person has:

                   (i)      Sole power to vote or to direct the vote: 0 shares
                   (ii)     Shared power to vote or to direct the vote:
                            1,152,837 shares
                   (iii) Sole power to dispose or to direct the disposition of: 0 shares
                   (iv) Shared power to dispose or to direct the disposition of: 1,152,837 shares


          The Jeremy and Brenda Wagner Revocable Trust is a trust established by Mr. and Ms. Wagner on March 26, 1999 in which Mr. and Ms. Wagner act as trustees. Mr. and Ms. Wagner, together with the Trust (the "Reporting Persons"), in the aggregate, beneficially own 1,152,837 shares or 2.0%.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATION.

          Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 Date:            February 14, 2001


                 Signature:       /s/ Brenda Wagner
                                  -----------------
                 Name:            Brenda Wagner


                 Signature:       /s/ Jeremy Wagner
                                  -----------------
                 Name:            Jeremy Wagner


                 Signature:       /s/ Brenda Wagner
                                  -----------------
                 Name:            The Jeremy and Brenda Wagner Revocable Trust
                 By:              Brenda Wagner, as trustee


                 Signature:       /s/ Jeremy Wagner
                                  -----------------
                 Name:            The Jeremy and Brenda Wagner Revocable Trust
                 By:              Jeremy Wagner, as trustee